Form 8-K                                4          Stone & Webster, Incorporated


                                     EXHIBIT

Exhibit (99)  Text of registrant's press release dated October 27, 1999 -


For Immediate Release                           For Information
Contact
                                                Thomas L. Langford
                                                (617) 589-7424


                  STONE & WEBSTER REPORTS THIRD QUARTER RESULTS
                        AND OTHER CORPORATE DEVELOPMENTS

BOSTON, MASS., October 27, 1999 - Stone & Webster, Incorporated (NYSE:SW) today reported its financial results for the third quarter of 1999 and announced several other corporate developments.

For the quarter ended September 30, 1999, Stone & Webster reported a net loss of $6.9 million or $0.52 per share, compared with net income of $2.2 million or $0.17 per share for the same period in 1998. Operating loss for the quarter was $4.6 million compared with operating income of $3.9 million for the same period in 1998.

Several events contributed to the shortfall in earnings for the quarter. These included a provision of $10.4 million to cover anticipated costs to complete three major projects, a delay in the release to start work on certain new projects which the Company has been advised it has won, and the impact of hurricanes and floods in the Southeast that adversely affected Stone & Webster's cold storage business. The Company also anticipated some reversal of past losses through settlement of claims on certain projects performed in prior years, and although progress is being made in negotiations, no settlements were reached this quarter.

"We are extremely disappointed in our third quarter operating results and the fact that these problems occurred after we posted an improved second quarter," said H. Kerner Smith, Stone & Webster's Chairman and Chief Executive Officer. "Our Company has undergone over three years of restructuring and housecleaning. However, a critical review of our backlog of fixed-price projects by our new operating management team revealed a few projects that are forecast to exceed their cost estimates upon completion. With these provisions now made, we look forward to benefiting from the continued strength in the electric power market as well as strong current performance in our consulting business. The improving process and industrial markets, which are emerging from a 20-year low, should contribute to increased business in this segment as well."

Mr. Smith pointed to electric deregulation as driving the current robust market outlook for power plants nationwide. Stone & Webster has been advised that it will be awarded over $300 million of new power plant projects to be initiated in the fourth quarter. In addition, the Company has been advised that it will be awarded incentive fee, cost reimbursable contracts for two large projects to provide maintenance support of nuclear power plants having a value exceeding $250 million. Further, a joint venture in which the Company is a participant will be awarded a contract to manage the refurbishment and restart of four nuclear power plants for an international customer.

For the nine months ended September 30, 1999, Stone & Webster reported a net loss of $59.3 million or $4.54 per share, compared with net income of $10.4 million or $0.81 per share for the same period in 1998. The current nine months results were significantly impacted by provisions of approximately $74.0 million to cover anticipated costs of completing two international projects, as reported for the first quarter of 1999, and $10.4 million to cover anticipated costs of completing three domestic projects in the current quarter. Operating loss for the nine months ended September 30, 1999 was $64.3 million compared with operating income of $16.7 million for the same period last year. Revenue for the current quarter was $297.8 million, a decrease of 15.0 percent from the $350.4 million reported in the same period in 1998. Revenue for the first nine months of 1999 was $874.2 million compared with $961.4 million reported in the same period in 1998. New orders were $719.4 million compared with $725.1 million for the first nine months of 1998. Backlog at September 30, 1999 was $2.5 billion, down from $2.6 billion at December 31, 1998.

The Company's Nordic Refrigerated Services business unit reported revenue of $11.7 million and $35.1 million for the quarter and nine months ended September 30, 1999, compared to $7.4 million and $21.9 million for the same periods in 1998. The increase in revenue was a result of an acquisition completed in the fourth quarter of 1998. Operating income was $2.0 million and $6.4 million for the quarter and nine months ended September 30, 1999 compared to $1.6 million and $6.2 million for the same periods in 1998. Nordic's operating income for the nine months ended September 30, 1999 was lower than expected due to higher nonrecurring costs associated with restructuring the Company's pre-acquisition facilities and the effects of hurricanes and resulting flooding on Nordic's operations. No significant direct damage was experienced in Nordic's facilities.

To enhance liquidity and focus on its core competencies, the Company intends to sell its corporate headquarters building in Boston, Massachusetts, and its cold storage business. Sale of these assets, which are currently carried on the Company's books for approximately $125 million, is expected to yield in excess of $300 million in gross proceeds.

Because of the losses in the third quarter, the Company requested waivers from its bank group regarding certain covenants in its principal credit agreement for which it is not in compliance, and the banks have waived those covenants until November 29, 1999. The credit agreement matures at the end of January 2000. The Company will require additional short-term funding to continue normal operations, and it is in active discussions with its principal lenders to obtain such funding.

In light of the Company's current liquidity needs the board of directors has decided to omit the Company's normal quarterly dividend of 15 cents per share for the third quarter. The board will re-evaluate the dividend at its next quarterly meeting based on the Company's circumstances at that time.

Stone & Webster has retained Lazard Freres & Co., LLC and Goldman, Sachs & Co. as financial advisors to assist the Company in arranging and restructuring interim and long-term financing and with asset sales authorized by the board of directors.

"The unacceptable financial results of our engineering and construction business in the past 24 months were primarily caused by scope changes and cost increases on major international projects," said Mr. Smith. "The Company has taken strong measures to prevent these types of losses from recurring, including recruiting a new senior management team, revising bidding and contract execution procedures, implementing a more selective process to determine which prospects will be bid, and establishing higher as-sold margins. The international projects that have severely impacted results are now complete with one exception, which should be completed this quarter, and should have no further negative impact on earnings."

"We expect to recover substantial sums through contract changes and equitable adjustments on certain of the loss contracts," Mr. Smith said. "We continue to expect that the improved margins included in our substantial backlog of work will be realized, and our continuing drive to reduce operating expenses will improve financial results. We are continuing to work towards the strategic goal of building our Company to a strong position in the engineering and construction markets, and creating acceptable returns to our shareholders."

Stone & Webster is a global leader in engineering, construction and consulting services for power, process, industrial, environmental/infrastructure markets.


Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. The Company cautions that a variety of factors, including but not limited to the following, could cause business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the energy, power and environmental industries, the uncertain timing of awards and contracts, changes in regulatory environment, changes in project schedules, changes in trade, monetary and fiscal policies world- wide, currency fluctuations, outcomes of pending and future litigation, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.


                         - TABLES FOLLOW -

                          STONE & WEBSTER, INCORPORATED
                CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                    (In thousands, except per share amounts)


                                    Three Months               Nine Months
                                       Ended                      Ended
                                   September 30,              September 30,
                                   -------------              -------------
                                 1999         1998          1999         1998
                                 ----         ----          ----         ----
Revenue
  Engineering, Construction
    and Consulting             $286,071     $343,040      $839,122     $939,524
  Cold Storage                   11,734        7,403        35,091       21,880
                               --------     --------      --------     --------
     Total revenues            $297,805     $350,443      $874,213     $961,404
                               ========     ========      ========     ========

Operating income (loss)
  Engineering, Construction
    and Consulting (b)           (6,647)       2,301       (70,691)      10,560
  Cold Storage                    2,004        1,580         6,401        6,160
                               --------     --------      --------     --------
Operating income (loss)          (4,643)       3,881       (64,290)      16,720
                               --------     --------      --------     --------

Other income (expense)
  Interest income                   503          708         1,586        2,208
  Interest expense               (2,714)      (1,078)       (6,629)      (2,086)
                               --------     --------      --------     --------
    Other income (expense),
      net                        (2,211)        (370)       (5,043)         122
                               --------     --------      --------     --------
Income (loss) before
  provision (benefit) for
  income taxes (a)               (6,854)       3,511       (69,333)      16,842

Income tax provision
  (benefit)                           -        1,343       (10,000)       6,410
                               --------     --------      --------     --------

Net income (loss) (a)          $ (6,854)    $  2,168      $(59,333)    $ 10,432
                               ========     ========      ========     ========
Basic and Diluted earnings
  per share (a)                  $(0.52)       $0.17        $(4.54)       $0.81
                                 ======        =====        ======        =====

Weighted average number of
  shares outstanding:
    Basic                        13,064       12,912        13,060       12,835
                               ========     ========      ========     ========
    Diluted                      13,064       12,957        13,060       12,932
                               ========     ========      ========     ========


(a) Includes pension related items, which reduced operating costs by $3,280 and $10,116 for the three and nine month periods ended September 30, 1999 compared with $5,120 and $15,369 for the same periods in 1998. These items increased net income by $3,280, or $0.25 per share and $6,069, or $0.46 per share for the three and nine month periods ended September 30, 1999 compared to $3,078, or $0.23 per share and $9,237, or $0.71 per share for the same periods in 1998. Pension related items include a net pension credit for the Company's domestic subsidiaries and a net pension cost for its foreign subsidiaries.

(b) The nine months ended September 30, 1998 figure includes a gain on the sale of an office building of $3,066 ($1,993 after tax or $0.15 per share).

                          STONE & WEBSTER, INCORPORATED
                     CONSOLIDATED BALANCE SHEETS (Unaudited)
                                 (In thousands)

                                                 September 30,      December 31,
                                                 -------------      ------------
                                                1999       1998         1998
                                                ----       ----         ----
Assets
Current assets:
  Cash and cash equivalents                  $ 35,114    $ 33,783     $ 45,492
  Accounts receivable                         264,310     237,395      276,235
  Costs and revenue recognized in             100,033     133,587       49,302
    excess of billings
  Deferred income taxes                        21,560      19,065       20,338
  Other                                         1,673       1,628          638
                                             --------    --------     --------
    Total current assets                      422,690     425,458      392,005

Assets held for resale                          6,744       6,744        6,744
Fixed assets, net                             217,344     153,238      219,157
Domestic prepaid pension cost                 166,847     163,663      155,703
Note receivable                                     -      15,400       15,150
Other assets                                   59,040      31,279       45,923
                                             --------    --------     --------
    Total assets                             $872,665    $795,782     $834,682
                                             ========    ========     ========

Liabilities and Shareholders' Equity
Current liabilities:
  Bank loans                                 $129,671    $ 25,850     $106,350
  Current portion of long-term debt             2,261       2,109        2,175
  Accounts payable                            138,921      84,106       96,134
  Billings in excess of costs and             233,013     153,975      176,692
    revenue recognized
  Accrued liabilities                          79,214      68,238       80,036
  Accrued taxes                                 7,009      15,402       12,034
                                             --------    --------     --------
    Current liabilities                       590,089     349,680      473,421

Long-term debt                                 19,922      22,542       22,228
Deferred income taxes                          21,560      56,865       33,030
Other liabilities                              14,722      11,331       14,427
Shareholders' equity                          226,372     355,364      291,576
                                             --------    --------     --------
    Total liabilities and shareholders'
      equity                                 $872,665    $795,782     $834,682
                                             ========    ========     ========

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